Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-149433 and 333-140035 of Polonia Bancorp on Form S-8 of our report dated April 15, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
April 15, 2011